Exhibit 99.3
METROSPACES, INC OBTAINS CONSTRUCTION PERMITS FOR   LUXURY CONDOMINIUM PROJECT AND BEGINS CONSTRUCTION

MIAMI, FL-(PRNEWSWIRE (September 5, 2013) Metrospaces, Inc. (OTCQB: MSPC) Today announced the company has obtained the necessary permits and authorizations to start construction of the” La Tour 320” Luxury Residential Condominium Project in Caracas, VZ.

Metrospaces, Inc., received the final construction permits on Thursday, July 25th, 2013, to initiate construction of its La Tour 320 Residential Project.  La Tour 320 is approximately 30 days into construction and has already finalized excavation and is now beginning the piling stage. This 9-unit elite residential condo project is the company’s first luxury undertaking in Caracas.  Metrospaces is the developer of the project.

Oscar Brito, President of Metrospaces Inc. commented, “We are very excited and we expect this project to generate close to $4 million in sales and EBITDA of over 35%.  We are seeing a very liquid market for these types of high-end luxury projects in Venezuela and are very confident these units will sell very quickly at the premium end of the market. ”

Mr. Brito, added, “The funds are already available from Banco Activo to the company and with this financing, we will be able to meet the construction costs for this project”.

About Metrospaces:

Metrospaces www.metrospaces.net  is a publicly traded real estate investment and Development Company which acquires land, designs, builds, and develops then  resells condominiums and Luxury  High-End Hotels, principally in urban areas of Latin America. The company’s current projects are located in Buenos Aires, Argentina, and Caracas, Venezuela.

Relevant Links:
www.metrospaces.net
www.bancoactivo.com

Safe Harbor Statement.
Statements in this news release may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and Metrospaces Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

Company Contact: Tel: 305-600-0407
Investor Relations: investors@metrospaces.net